As filed with the Securities and Exchange Commission on May 31, 2017
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SASOL LIMITED
(Exact name of registrant as specified in its charter)

Republic of South Africa	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Sasol Place 50 Katherine Street Sandton 2090 South Africa (Address of Principal Executive Offices)

THE SASOL LONG-TERM INCENTIVE PLAN
(Full title of the plan)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940
(Name and address of agent for service)

With a copy to:	With a copy to:
Paul Victor Chief Financial Officer Sasol Place 50 Katherine Street Sandton 2090 South Africa + 27 010 344 5000	Doreen E. Lilienfeld, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 (212) 848-7171

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Ordinary shares of no par value each to be issued under the Sasol Long-Term Incentive Plan	32,500,000	$30.60	$994,500,000	$115,262.55

(1)
American Depositary Receipts evidencing American Depositary Shares (“ADSs”) issuable on deposit of ordinary shares of no par value (the “Shares”) of Sasol Limited (the “Registrant”) have been registered pursuant to a separate Registration Statement on Form F-6 (Registration No. 333-14874) and currently are traded on the New York Stock Exchange under the ticker symbol “SSL.”  Each ADS represents one Share.

(2)
This Registration Statement covers up to 32,500,000 Shares that may be issued to eligible recipients under the Sasol Long-Term Incentive Plan (the “Plan”). The amount being registered also includes an indeterminate number of Shares that may be issued as a result of stock splits, stock dividends and anti-dilution provisions and other similar terms, in each case in accordance with Rule 416, under the Securities Act of 1933, as amended (the “Securities Act”).

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Shares on the Johannesburg Stock Exchange on May 26, 2017 and calculated using an exchange rate of $1.00=ZAR 12.87, as announced by the Federal Reserve as of noon on May 26, 2017.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

This Registration Statement on Form S-8 hereby incorporates by reference the contents of the following reports of the Registrant filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)  The Annual Report on Form 20-F of the Registrant for the year ended June 30, 2016, as filed with the Commission on September 27, 2016 (the “Form 20-F”) (Commission file No. 001-31615); and

(b)  The description of the Shares, set forth under the caption “10.B. Memorandum and Articles of Association” in Item 10, and the description of the ADSs set forth under the caption “12.D. American depositary shares” in Item 12, of the Form 20-F.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such document incorporated by reference.  Statements contained in the documents incorporated by reference shall be deemed to be modified or superseded hereby to the extent that statements contained in this Registration Statement, or in any subsequently filed documents that are amendments hereto or that are incorporated herein by reference, shall modify or replace such statements.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

The Registrant regulates the indemnification and insurance of directors and prescribed officers in its Memorandum of Incorporation (the “MOI”). In this regard, the MOI follows section 78 of the South African Companies Act, 2008 (the “Companies Act”), except that under the MOI no director is liable for: (i) the acts, receipts, neglect or default of any other director; (ii) for joining, for the sake of conformity, in any receipt or other act; (iii) for loss or expense suffered or incurred by the Registrant as a result of the insufficiency or deficiency of title to any property acquired by order of the directors for and on behalf of the Registrant; (iv) for the insufficiency or deficiency of any shares, debentures or other instruments irrespective of their form or title, issued or authorized to be issued by the Registrant (“Securities”) in or upon which any of the money of the Registrant shall be invested; (v) for any loss or damage arising from the bankruptcy, insolvency or unlawful act of any person with whom money or Securities were deposited; (vi) for any loss or damage occasioned by any error of judgment or oversight on the director’s part; or (vii) for any other loss, damage or misfortune of whatever nature which occurred in the execution of the duties of the director’s office or in relation thereto, unless the same occurred in consequence of his own negligence, neglect, breach of duty or disregard of a trust.

The MOI provides that the Registrant may not directly or indirectly pay any fine that may be imposed on a director, or on a director of a related company, as a consequence of that director having been convicted of an offense in terms of any national legislation unless the conviction was based on strict liability. The MOI further provides that the Registrant may advance expenses to a director to defend litigation in any proceedings arising out of the director’s service to the Registrant and may directly or indirectly indemnify a director for any liability, other than in respect of (a) any liability arising in terms of a section 77(3)(a), (b) or (c) of the Companies Act (i.e., if the director: acted in the name of the Registrant, signed anything on behalf of the Registrant, or purported to bind the Registrant or authorize the taking of any action by or on behalf of the Registrant, despite knowing that the director lacked the authority to do so; acquiesced in the carrying on of the Registrant’s business despite knowing that it was being conducted in a manner prohibited by section 22(1) of the Companies Act; or was a party to an act or omission by the Registrant despite knowing that the act or omission was calculated to defraud a creditor, employee or shareholder of the Registrant or had another fraudulent purpose); (b) willful misconduct or willful breach of trust on the part of the director; or (c) any fine that may not be paid as referenced in the first sentence of this paragraph. The MOI also provides that the Registrant may directly or indirectly indemnify a director for any litigation expenses referenced in the immediately preceding sentence, irrespective of whether it has advanced those expenses, if the proceedings are abandoned or exculpate the director or arise in respect of any indemnifiable liability.

The Registrant is entitled to claim restitution from a director or a related company for any money paid directly or indirectly by the Registrant to or on behalf of that director in any manner inconsistent with section 78 of the Companies Act.

The Registrant may purchase insurance to protect a director against any indemnifiable liability or expenses.  The Registrant may also purchase insurance to protect the Registrant against any contingency including but not limited to any expense that may be indemnified or advanced or indemnifiable liability. As permitted by the MOI, the Registrant has purchased directors liability insurance from third parties for indemnification of its directors for wrongful acts, as well as to reimburse the Registrant for any indemnification that it provides to its directors for wrongful acts.

For the purposes of this Item 6, “director” includes a former director, an alternate director, a prescribed officer, a person (including a juristic person) who is a member of a committee of the board of directors of the Registrant, irrespective of whether or not the person is also a member of the board of directors of the Registrant, and a person who is a member of the audit committee of the Registrant.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

See attached Exhibit Index.

Item 9.          Undertakings.

(a) The Registrant undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(b) The Registrant further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the Registrant’s payment of expenses incurred or paid by one of the Registrant’s directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, then, unless in the opinion of the Registrant’s counsel the matter has been settled by controlling precedent, the Registrant will submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Johannesburg, South Africa on May 25, 2017.

SASOL LIMITED

By:	/s/ Stephen Russell Cornell
Name:	Stephen Russell Cornell
Title:	Joint President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vuyo Dominic Kahla and Paul Victor, and each of them severally, his or her true and lawful attorney or attorneys, with power of substitution and resubstitution to sign in his or her name, place and stead in any and all such capacities, this Registration Statement to be filed by the Registrant with the Commission in connection with the Plan, and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and any registration statement filed by the Registrant pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which relates to the Registration Statement, and to file any of the same with the Commission. Each of said attorneys shall have power to act with or without the other, and shall have full power and authority to do and perform, in the name and on behalf of each such officer and director of the Registrant who shall have executed this Power of Attorney, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of the Registrant might or could do in person.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the indicated capacities on May 25, 2017.

Signatures	Title

/s/ Bongani Nqwababa	Joint President and Chief Executive Officer,
Bongani Nqwababa	Director (principal executive officer)

/s/ Stephen Russell Cornell	Joint President and Chief Executive Officer,
Stephen Russell Cornell	Director (principal executive officer)

/s/ Paul Victor	Chief Financial Officer,
Paul Victor	Director (principal financial officer)

/s/ Brenda Baijnath	Senior Vice President, Principal Accounting
Brenda Baijnath	Officer (principal accounting officer)

/s/ Mandla Sizwe Vulindlela Gantsho	Chairman of the Board of Directors
Mandla Sizwe Vulindlela Gantsho

/s/ Colin Beggs	Director
Colin Beggs

/s/ Manuel Joáo Cuambe	Director
Manuel Joáo Cuambe

/s/ Hendrik George Dijkgraaf	Director
Hendrik George Dijkgraaf

/s/ Gesina Maria Beatrix Kennealy	Director
Gesina Maria Beatrix Kennealy

/s/ Nomgando Nomalungelo Angelina Matyumza	Director
Nomgando Nomalungelo Angelina Matyumza

/s/ Imogen Nonhlanhla Mkhize	Director
Imogen Nonhlanhla Mkhize

/s/ Zamani Moses Mkhize	Director
Zamani Moses Mkhize

/s/ Mpho Elizabeth Kolekile Nkeli	Director
Mpho Elizabeth Kolekile Nkeli

/s/ Mfundiso Johnson Ntabankulu Njeke	Director
Mfundiso Johnson Ntabankulu Njeke

/s/ Peter James Robertson	Director
Peter James Robertson

/s/ Stephen Westwell	Director
Stephen Westwell

EXHIBIT INDEX

Exhibit No.	Description of Document
4.1
Memorandum of Incorporation of Sasol Limited (incorporated herein by reference to Ex 1.1 to Form 20-F for the year ending June 30, 2013, as filed with the Commission on October 9, 2013 (Commission file No. 001-31615)).

4.2
Deposit Agreement (including the form of depositary receipt) between the Registrant and The Bank of New York Mellon, as depositary (incorporated herein by reference to Ex-1 to the Registration Statement on Form F-6 (Registration No. 333-14874)) relating to American Depositary Shares, filed with the Commission on December 14, 2007 and made effective on the same date.

5.1*	Opinion of ENSafrica regarding the validity of the Shares being registered.

23.1*	Consent of PricewaterhouseCoopers Inc.

23.2*	Consent of ENSafrica (included in Exhibit 5.1).

24*	Power of Attorney (included on the signature page).

99.1*	The Sasol Long-Term Incentive Plan.

_________________
*	Filed herewith.